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EXHIBIT 3.3

Certificate of Amendment of Articles of Incorporation changing corporate name

CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION OF
SAN RAFAEL BANCORP

        Kit M. Cole and W. Jeffery Tappan hereby certify that:

1.
They are the duly elected and acting President and Secretary, respectively, of San Rafael Bancorp, a California corporation (the "Company").

2.
Article One of the Articles of Incorporation of the Company shall be, and hereby is, amended to read in full as follows:

        "ONE. The name of this corporation is Epic Bancorp."

3.
The foregoing amendment to the Articles of Incorporation has been duly approved by the Board of Directors of the Company.

4.
The foregoing amendment to the Articles of Incorporation has been duly approved by the required vote of the shareholders of the Company in accordance with Section 902 of the California Corporations Code. The Company has one authorized class of shares of which 3,647,556 shares of Common Stock are outstanding. The number of shares voting in favor of the amendment to the Articles of Incorporation of the Company equaled or exceeded the vote required, which is more than 50% of the outstanding shares.

/s/ Kit M. Cole Kit. M Cole President	/s/ W. Jeffery Tappan W. Jeffery Tappan Secretary

        Kit M. Cole and W. Jeffery Tappan, the duly elected and acting President and Secretary, respectively, of the Company, declare under penalty of perjury under the laws of the State of California that they have read the foregoing Certificate of Amendment of Articles of Incorporation and know the contents thereof, and that the same is true of their own knowledge.

Executed at San Rafael, California on June 22, 2004.

/s/ Kit M. Cole Kit. M Cole President	/s/ W. Jeffery Tappan W. Jeffery Tappan Secretary

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EXHIBIT 3.3
CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF SAN RAFAEL BANCORP